Exhibit 99.1

Genie Energy Announces First Quarter 2024 Results

Revenue increased to $119.7 Million and Gross Profit Climbed to $33.8 Million - Both Record First Quarter Levels

Income from Operations of $9.8 million, Adjusted EBITDA1 of $11.7 Million and Earnings per Diluted Share of $0.30

Repurchased 250,000 Shares of Class B Common Stock

Newark, NJ – May 8, 2024: Genie Energy, Ltd. (NYSE: GNE), a leading retail energy and renewable energy solutions provider, today announced results for the first quarter of 2024.

Michael Stein, chief executive officer of Genie Energy, commented:

“We reported record first quarter revenue and gross profits, led by Genie Retail Energy, or GRE, which continued to drive the overall business with higher meter counts and strong natural gas margins. Genie Renewables, or GREW, also had a strong quarter as several third-party solar projects hit construction milestones, leading to record segment gross profits and gross margins. We also repurchased 250,000 shares of GNE stock - about 1% of shares outstanding - during the quarter while continuing our quarterly dividend.”

First Quarter 2024 Highlights

(Compared to 1Q23 unless otherwise noted. Unless otherwise noted, results of Genie Retail Energy International (GREI) are included in discontinued operations for all periods.)

●	Revenue increased 13.7% to $119.7 million from $105.3 million;
●	Gross profit increased 1.5% to $33.8 million from $33.3 million. Gross margin decreased to 28.2% from 31.6%;
●	Income from operations of $9.8 million compared to $11.3 million;
●	Adjusted EBITDA[1] of $11.7 million compared to $12.4 million;
●	Net income attributable to Genie common stockholders and income per diluted share (EPS) attributable to Genie common stockholders of $8.1 million and $0.30 compared to $14.3 million and $0.54, respectively;

ο 1Q23 net income attributable to Genie common stockholders and EPS included the benefit of a $3.2 million tax credit and $3.0 million in contributions from discontinued operations;
●	Non-GAAP net income[1] and non-GAAP EPS[1] attributable to Genie common stockholders of $8.9 million and $0.33 compared to $14.3 million and $0.54, respectively;

1

●	Cash and cash equivalents, short and long-term restricted cash, and marketable equity securities totaled $162.4 million at March 31, 2024;
●	Genie will pay a $0.075 per share quarterly dividend to Class A and Class B common stockholders on May 31, 2024, with a record date of May 20, 2024;
●	Repurchased 250,000 shares of its Class B Common stock for $4.1 million during 1Q24.
[1]Adjusted EBITDA, Non-GAAP net income (loss) attributable to Genie Energy Ltd. common stockholders, and Non-GAAP EPS for all periods presented are non-GAAP measures intended to provide useful information that supplements the core operating results in accordance with GAAP for Genie Energy or the relevant segment. Please refer to the Reconciliation of Non-GAAP Financial Measures at the end of this release for an explanation of these non-GAAP metrics, as well as reconciliations to its most directly comparable GAAP measures.

Select Financial Metrics

(in millions except for EPS)*	1Q24	1Q23	Change
Total Revenue	$119.7	$105.3	13.7%
Genie Retail Energy	$112.5	$101.4	10.9%
Electricity	$89.4	$74.5	20.0%
Natural Gas	$22.4	$26.9	(16.8)%
Genie Renewables	$7.2	$3.9	86.9%
Gross Margin	28.2%	31.6%	(339)	bps
Genie Retail Energy	28.6%	32.1%	(346)	bps
Genie Renewables	22.0%	19.3%	269	bps
Income from Operations	$9.8	$11.3	(12.7)%
Operating Margin	8.2%	10.7%	(248)	bps
Net Income from Continuing Operations	$8.4	$11.3	(25.6)%
Net Income Attributable to Genie Common Stockholders	$8.1	$14.3	(43.1)%
Diluted Earnings Per Share	$0.30	$0.54	(0.24)	$
Non-GAAP Net Income Attributable to Genie Common Stockholders	$8.9	$14.3	(37.7)%
Non-GAAP Diluted Earnings Per Share	$0.33	$0.54	(0.21)	$
Adjusted EBITDA	$11.7	$12.4	(5.6)%
Cash Flow from Continuing Operating Activities	$8.7	$1.5	481.2%
*	Numbers may not add due to rounding

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Segment Highlights

Genie Retail Energy

GRE's first quarter revenue increased 10.9% to $112.5 million from $101.4 million. Meter growth and higher per meter electricity consumption drove the increase, partially offset by lower electricity and natural gas prices. First quarter income from operations decreased 13.4% to $14.2 million from $16.4 million, and Adjusted EBITDA decreased 13.1% to $14.6 million from $16.8 million.

Select Performance Metrics

RCEs and Meters in 1000s*	1Q24	1Q23	Change
Total RCEs	348	352	(1.3)%
Electricity	267	276	(3.3)%
Natural Gas	81	77	5.7%
Total Meters	365	349	4.5%
Electricity	281	271	3.7%
Natural Gas	83	78	7.5%
Gross Adds	70	129	(45.8)%
Churn**	5.5%	4.4%	110	bps

*	Numbers may not add due to rounding
**	Excludes the impacts of aggregation deal expirations

Genie Renewables (GREW)

GREW increased first-quarter revenue by 86.9% year-over-year to $7.2 million, driven by growth at Genie Solar and Diversegy.

Genie Solar continued to advance its company-owned project development pipeline during the first quarter.  In addition to moving projects through its development pipeline, the Company began booking its first revenue and gross profit from the portfolio of operating solar projects it acquired during 4Q23. At March 31, 2024, Genie Solar's operating portfolio and development pipeline comprised:

Pipeline	Total	Operational	Site Control	Permitting	Construction
MW	100	10	78	2	10
Project Count	14	1	10	1	2

Balance Sheet and Cash Flow Highlights

As of March 31, 2024, Genie reported cash and cash equivalents, short and long-term restricted cash, and marketable equity securities of $162.4 million.

Total assets as of March 31, 2024 were $328.3 million. Liabilities totaled $148.9 million, and working capital (current assets less current liabilities) totaled $127.2 million.

Cash provided by operating activities increased to $8.7 million in 1Q24 from $1.5 million in 1Q23.

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Trended Financial Information:*

(in millions except for EPS, RCEs and Meters in thousands)**	1Q23	2Q23	3Q23	4Q23	1Q24	2022	2023
Total Revenue	$105.3	$93.5	$125.0	$104.9	$119.7	$316.2	$428.7
Genie Retail Energy	$101.4	$89.7	$120.3	$98.4	$112.5	$304.6	$409.9
Electricity	$74.5	$80.2	$114.0	$82.1	$89.4	$241.8	$350.8
Natural Gas	$26.9	$9.0	$5.0	$15.1	$22.4	$62.1	$56.0
Others	$0.0	$0.6	$1.3	$1.2	$0.7	$0.7	$3.1
Genie Renewables	$3.9	$3.7	$4.7	$6.5	$7.2	$11.6	$18.8
Gross Margin	31.6%	40.9%	32.9%	32.1%	28.2%	49.2%	34.1%
Genie Retail Energy	32.1%	41.8%	33.9%	33.0%	28.6%	50.4%	35.0%
Genie Renewables	19.3%	19.6%	5.3%	17.2%	22.0%	15.6%	15.1%
Income (Loss) from Operations	$11.3	$15.0	$17.9	$(34.2)	$9.8	$78.4	$10.0
Operating Margin	10.7%	16.1%	14.3%	(32.6)%	8.2%	24.8%	2.3%
Net Income (Loss) Attributable to Genie Common Stockholders	$14.3	$15.0	$14.5	$(24.5)	$8.1	$85.9	$19.2
Diluted Earnings (Loss) Per Share	$0.54	$0.57	$0.53	$(0.90)	$0.30	$3.26	$0.74
Adjusted EBITDA	$12.4	$15.8	$18.5	$11.4	$11.7	$83.2	$58.2
Genie Retail Energy Performance Metrics
RCEs	352	380	375	350	348	262	350
Electricity	276	304	298	272	267	181	272
Natural Gas	77	76	77	78	81	81	78
Meters	349	381	385	361	365	276	361
Electricity	271	302	304	279	281	197	279
Natural Gas	78	80	81	82	83	79	82
Gross Adds	129	75	60	52	70	70	52
Churn***	4.4%	4.3%	4.4%	5.4%	5.5%	4.8%	5.4%

*	Some Genie Retail Energy International (GREI) operations have been classified as a discontinued operation and their results excluded from current and historical results
**	Numbers may not add due to rounding
***	Excludes the impacts of aggregation deal expirations

2024 Commentary

Stein continued:  "Despite some irregular weather patterns, energy markets have remained relatively stable, and we are well positioned with a strong retail customer base to generate attractive returns. We also continue to move Company-owned solar projects forward in our pipeline, with two projects in New York State entering the construction phase, while evaluating additional opportunities to grow our pipeline more efficiently following the upgrades we’ve made to our teams and processes. Finally, we expect to continue to return cash to shareholders through dividends and stock repurchases.”

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Earnings Announcement and Supplemental Information

At 8:30 AM Eastern this morning, Genie Energy’s management will host a conference call to discuss the Company's financial and operational results, business outlook, and strategy. The call will begin with management’s remarks, followed by Q&A with investors.

To participate in the conference call, dial 1-888-506-0062 (toll-free from the US) or 1-973-528-0011 (international) and provide the following participant access code: 763638.

Approximately three hours after the call, a call replay will be accessible by dialing 1-877-481-4010 (toll-free from the US) or 1-919-882-2331 (international) and providing the replay passcode: 50470.  The replay will remain available through Wednesday, May 22, 2024. In addition, a recording of the call will be available for playback on the “Investors” section of the Genie Energy website.

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About Genie Energy Ltd.

Genie Energy Ltd., (NYSE: GNE) is a leading retail energy and renewable energy solutions provider. The Genie Retail Energy division (GRE) supplies electricity, including electricity from renewable resources, and natural gas to residential and small business customers in the United States. The Genie Renewables division (GREW) is a vertically-integrated provider of commercial, community, and utility-scale solar energy solutions. For more information, visit Genie.com.

In this press release, all statements that are not purely about historical facts, including, but not limited to, those in which we use the words "believe," "anticipate," "expect," "plan," "intend," "estimate, "target" and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our most recent report on SEC Form 10-K (under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations"), which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K. We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

Contact:

Brian Siegel IRC, MBA

Senior Managing Director

Hayden IR

(346) 396-8696

brian@haydenir.com

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GENIE ENERGY LTD.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	March 31, 2024	December 31, 2023

Assets
Current assets:
Cash and cash equivalents	$106,560	$107,609
Restricted cash—short-term	9,918	10,442
Marketable equity securities	372	396
Trade accounts receivable, net of allowance for doubtful accounts of $7,020 and $6,574 at March 31, 2024 and December 31, 2023, respectively	60,087	61,909
Inventory	18,460	14,598
Prepaid expenses	15,049	16,222
Other current assets	6,085	5,475
Current assets of discontinued operations	11,292	13,182
Total current assets	227,823	229,833
Restricted cash—long-term	45,541	44,945
Property and equipment, net	16,139	15,192
Goodwill	9,998	9,998
Other intangibles, net	2,643	2,735
Deferred income tax assets, net	5,200	5,200
Other assets	16,427	15,247
Noncurrent assets of discontinued operations	4,533	7,405
Total assets	$328,304	$330,555
Liabilities and equity
Current liabilities:
Trade accounts payable	22,407	27,881
Accrued expenses	53,821	49,389
Income taxes payable	9,614	6,699
Due to IDT Corporation, net	120	145
Other current liabilities	6,107	9,280
Current liabilities of discontinued operations	8,516	4,858
Total current liabilities	100,585	98,252
Noncurrent captive insurance liability	45,541	44,945
Other liabilities	2,082	2,212
Noncurrent liabilities of discontinued operations	681	638
Total liabilities	148,889	146,047
Commitments and contingencies	—	—
Equity:
Genie Energy Ltd. stockholders’ equity:
Preferred stock, $0.01 par value; authorized shares - 10,000:
Series 2012-A, designated shares - 8,750; at liquidation preference, consisting of 0 shares issued and outstanding at March 31, 2024 and December 31, 2023	—	—
Class A common stock, $0.01 par value; authorized shares - 35,000; 1,574 shares issued and outstanding at March 31, 2024 and December 31, 2023	16	16
Class B common stock, $0.01 par value; authorized shares - 200,000; 28,905 and 28,764 shares issued and 25,605 and 25,820 shares outstanding at March 31, 2024 and December 31, 2023, respectively	289	288
Additional paid-in capital	157,549	156,101
Treasury stock, at cost, consisting of 3,300 and 2,944 shares of Class B common stock at March 31, 2024 and December 31, 2023	(29,285)	(22,661)
Accumulated other comprehensive income	(1,911)	3,299
Retained earnings	66,198	60,196
Total Genie Energy Ltd. stockholders’ equity	192,856	197,239
Noncontrolling interests	(13,441)	(12,731)
Total equity	179,415	184,508
Total liabilities and equity	$328,304	$330,555

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GENIE ENERGY LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2024	2023
	(in thousands, except per share data)
Revenues:
Electricity	$89,396	$74,487
Natural gas	22,398	26,925
Other	7,894	3,864
Total revenues	119,688	105,276
Cost of revenues	85,902	71,990
Gross profit	33,786	33,286
Operating expenses:
Selling, general and administrative (i)	22,901	22,011
Provision for captive insurance liability	1,036	—
Income from operations	9,849	11,275
Interest income	1,340	974
Interest expense	(32)	(19)
Gain (loss) on marketable equity securities and investments	117	(71)
Other income, net	80	3,246
Income before income taxes	11,354	15,405
Provision for income taxes	(2,920)	(4,068)
Net income from continuing operations	8,434	11,337
(Loss) income from discontinued operations, net of taxes	(265)	3,055
Net income	8,169	14,392
Net income (loss) attributable to noncontrolling interests, net	46	(39)
Net income attributable to Genie Energy Ltd.	8,123	14,431
Dividends on preferred stock	—	(157)
Net income attributable to Genie Energy Ltd. common stockholders	$8,123	$14,274

Net income (loss) attributable to Genie Energy Ltd. common stockholders
Continuing operations	$8,388	$11,218
Discontinued operations	(265)	3,056
Net income attributable to Genie Energy Ltd. common stockholders	$8,123	$14,274

Earnings (loss) per share attributable to Genie Energy Ltd. common stockholders:
Basic:
Continuing operations	$0.31	$0.44
Discontinued operations	(0.01)	0.12
Earnings per share attributable to Genie Energy Ltd. common stockholders	$0.30	$0.56
Diluted
Continuing operations	$0.31	$0.42
Discontinued operations	(0.01)	0.12
Earnings per share attributable to Genie Energy Ltd. common stockholders	$0.30	$0.54

Weighted-average number of shares used in calculation of earnings per share:
Basic	26,790	25,326
Diluted	27,298	26,620

Dividends declared per common share	$0.075	$0.075
(i) Stock-based compensation included in selling, general and administrative expenses	$749	$899

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GENIE ENERGY LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
	2024	2023
	(in thousands)
Operating activities
Net income	$8,169	$14,392
Net (loss) income from discontinued operations, net of tax	(265)	3,055
Net income from continuing operations	8,434	11,337
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for captive insurance liability	1,036	—
Depreciation and amortization	219	115
Provision for doubtful accounts receivable	729	574
Inventory valuation allowance	417	—
Unrealized gain on marketable equity securities and investments and others, net	(49)	(124)
Stock-based compensation	749	899
Changes in assets and liabilities:
Trade accounts receivable	1,093	(10,643)
Inventory	(2,191)	(3,631)
Prepaid expenses	581	(1,032)
Other current assets and other assets	505	1,138
Trade accounts payable, accrued expenses and other liabilities	(5,694)	(2,051)
Due to IDT Corporation, net	(25)	(66)
Income taxes payable	2,914	5,004
Net cash provided by operating activities of continuing operations	8,718	1,520
Net cash provided by operating activities of discontinued operations	4,208	9,714
Net cash provided by operating activities	12,926	11,234
Investing activities
Capital expenditures	(1,206)	(98)
Purchase of solar system facility	(1,344)	—
Purchases of marketable equity securities and other investment	(2,094)	(4,559)
Purchase of equity of subsidiary	(1,200)	—
Proceeds from sale of marketable equity securities and other investments	—	343
Proceeds from settlement of equity method investment	—	133
Repayment of notes receivable	—	19
Net cash used in investing activities	(5,844)	(4,162)
Financing activities
Dividends paid	(2,121)	(2,108)
Repurchases of Class B common stock	(4,101)	—
Repurchases of Class B common stock from employees	(1,508)	(165)
Redemption of preferred stock	—	(1,000)
Net cash used in financing activities	(7,730)	(3,273)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	74	(10)
Net increase (decrease) in cash, cash equivalents, and restricted cash	(574)	3,789
Cash, cash equivalents, and restricted cash (excluding cash held at discontinued operations) at beginning of period	165,479	106,080
Cash, cash equivalents and restricted cash (including cash held at discontinued operations) at end of the period	164,905	109,869
Less: Cash held at of discontinued operations at end of period	2,886	858
Cash, cash equivalents, and restricted cash (excluding cash held at discontinued operations) at end of period	$162,019	$109,011
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Reconciliation of Non-GAAP Financial Measure for the First Quarter of 2024

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States of America (GAAP), Genie Energy disclosed Adjusted EBITDA on a consolidated basis and for GRE and disclosed Non-GAAP Net Income Attributable to Genie Energy Ltd. Common Stockholders (Non-GAAP Net Income and Non-GAAP earnings per share (Non-GAAP EPS). Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP EPS are non-GAAP financial measures.

Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

Genie’s measure of consolidated Adjusted EBITDA starts with income from operations and adds back depreciation, amortization, and stock-based compensation and deducts impairment of assets and equity in the net loss of equity method investees, net.

Genie's measure of Non-GAAP Net Income starts with net income attributable to Genie Energy Ltd. Common Stockholders in accordance with GAAP and adds captive insurance liability and the tax effect of this adjustment. These additions  are non-cash and/or non-routine items in the relevant periods.

Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP EPS should be considered in addition to, not as a substitute for, or superior to, revenue, gross profit, income from operations, cash flow from operating activities, net income, basic and diluted earnings per share or other measures of liquidity and financial performance prepared in accordance with GAAP. In addition, Genie’s measurement of Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP EPS may not be comparable to similarly titled measures reported by other companies.

Management believes that Genie’s measure of Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP EPS provide useful information to both management and investors by excluding certain expenses that may not be indicative of Genie’s or GRE’s core operating results. Management uses Adjusted EBITDA, non-GAAP Net Income and Non-GAAP EPS, among other measures, as relevant indicators of core operational strengths in its financial and operational decision-making.

Management also uses Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP EPS to evaluate operating performance in relation to Genie’s competitors. Disclosure of these non-GAAP financial measures may be useful to investors in evaluating performance and allows for greater transparency to the underlying supplemental information used by management in its financial and operational decision-making. In addition, Genie Energy has historically reported Adjusted EBITDA and believes it is commonly used by readers of financial information in assessing performance. Therefore, the inclusion of comparative numbers provides consistency in financial reporting at this time.

Management refers to Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP EPS as well as the GAAP measures revenue, gross profit, and income from operations, as well as net income, on a consolidated level to facilitate internal and external comparisons to Genie's historical operating results, in making operating decisions, for budget and planning purposes, and to form the basis upon which management is compensated.

Although depreciation and amortization are considered operating costs under GAAP, they primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. Genie’s operating results exclusive of depreciation and amortization are therefore useful indicators of its current performance.

Stock-based compensation recognized by Genie Energy and other companies may not be comparable because of the various valuation methodologies, subjective assumptions and the variety of types of awards that are permitted under GAAP. Stock-based compensation is excluded from Genie’s calculation of Adjusted EBITDA because management believes this allows investors to make more meaningful comparisons of the operating results of Genie’s core business with the results of other companies. However, stock-based compensation will continue to be a significant expense for Genie Energy for the foreseeable future and an important part of employees’ compensation that impacts their performance.

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Impairment of assets is a component of income (loss) from operations that is excluded from the calculation of Adjusted EBITDA. The impairment of assets is primarily dictated by events and circumstances outside the control of management that trigger an impairment analysis. While there may be similar charges in other periods, the nature and magnitude of these charges can fluctuate markedly and do not reflect the performance of Genie's continuing operations.

Captive insurance liability is a non-cash charge incurred by Genie's insurance operations. While there may be related charges in other periods, the magnitude of these changes can fluctuate markedly and do not reflect the performance of Genie's continuing operations. Captive insurance losses are excluded from Genie's calculation of Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP EPS because management believes this allows investors to make more meaningful comparisons of the operating results of Genie’s core business with the results of other companies.

Following are the reconciliations of Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP EPS on a consolidated basis to its most directly comparable GAAP measure. Adjusted EBITDA is reconciled to income from operations for Genie Energy on a consolidated basis as well as for GRE.

Non-GAAP Reconciliation - Consolidated Adjusted EBITDA

(in millions)	1Q22	2Q22	3Q22	4Q22	1Q23	2Q23	3Q23	4Q23	1Q24	2022	2023
Income (loss) from Operations	$26.9	$11.8	$23.5	$15.5	$11.3	$15.0	$17.9	$(34.2)	$9.8	$78.4	$10.0
Add back
Captive insurance liability	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0	$45.1	$1.0	$0.0	$0.0
Depreciation and Amortization	$0.1	$0.1	$0.1	$0.1	$0.1	$0.1	$0.1	$0.2	$0.2	$0.4	$0.5
Non-Cash Compensation	$0.8	$0.7	$0.7	$0.7	$0.8	$0.8	$0.6	$0.5	$0.7	$2.9	$2.7
Impairment	$0.0	$0.0	$0.0	$2.1	$0.0	$0.0	$0.0	$0.0	$0.0	$2.1	$0.0
Equity in net loss (income) of equity method investees	$0.1	$(0.4)	$0.2	$0.1	$0.2	$(0.1)	$(0.1)	$(0.1)	$(0.1)	$(0.0)	$0.2
Adjusted EBITDA	$27.9	$12.2	$24.5	$18.5	$12.4	$15.9	$18.6	$11.6	$11.7	$83.8	$58.5

Non-GAAP Reconciliation - GRE Adjusted EBITDA

(in millions)	1Q24	1Q23	2023	2022
Income from Operations	$14.2	$16.4	$71.9	$92.6
Add back
Depreciation and Amortization	$0.1	$0.1	$0.3	$0.3
Stock-based Compensation	$0.2	$0.3	$1.0	$1.0
Impairment	$0.0	$0.0	$0.0	$0.0
Equity in the income of equity method investee	$0.0	$0.0	$0.0	$0.0
Adjusted EBITDA	$14.6	$16.8	$73.2	$93.9

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 Non-GAAP Reconciliation - Consolidated Non-GAAP Net Income Attributable to Genie Energy Ltd. Common Stockholders and Non-GAAP Diluted Income Per Share

(in millions except for EPS)	1Q24	1Q23	2023	2022
Net income attributable to Genie Energy Ltd. Common Stockholders	$8.1	$14.3	$19.2	$85.9
Add back
Captive insurance liability	$1.0	$0.0	$45.1	$0.0
Income tax effect of adjustment	$(0.3)	0.0	$(10.5)	$0.0
Non-GAAP net income attributable to Genie Energy Ltd. Common Stockholders	$8.9	$14.3	$53.7	$85.9

Diluted earnings per share	$0.30	$0.54	$0.74	$3.26
Total adjustments	$0.03	$0.00	$1.33	$0.00
Non-GAAP diluted earnings per share	$0.33	$0.54	$2.07	$3.26

Weighted average number of shares used in the calculation of diluted earnings per share	27.3	26.6	26.1	26.4

# # #

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